Exhibit 10.2
Amendment No. 1
to the
Reynolds American Inc.
Annual Incentive Award Plan
(As Amended and Restated as of January 1, 2009)
     THIS AMENDMENT NO. 1 to the Reynolds American Inc. Annual Incentive Award Plan, as amended and restated as of January 1, 2009 (the “Plan”), is made and entered into as of the 3rd day of February, 2009. Except as otherwise indicated, the provisions of this Amendment shall be effective as of February 3, 2009.
W I T N E S S E T H
     WHEREAS, Reynolds American Inc. (“RAI”) maintains the Plan for the benefit of its employees and its subsidiaries and affiliates designated as participating companies; and
     WHEREAS, the Board of Directors of RAI (the “Board”), by actions taken on February 3, 2009, authorized amendments to the Plan adding a new section providing for the recoupment of amounts paid under the Plan under certain specific circumstances and updating the name of the committee responsible for administering the Plan; and
     WHEREAS, such actions of the Board further authorized the officers of RAI and their designees to perform any and all acts and execute any and all documents that they may deem necessary to effectuate the Board’s resolutions;
     NOW, THEREFORE, the Plan hereby is amended as follows:
I.
     A new Section 15 is inserted immediately following Section 14 of the Plan to read as follows:
“15.	Recoupment
(a)	Subject to the clawback provisions of the Sarbanes-Oxley Act of 2002, the Committee may, in its sole discretion, direct that RAI recoup all or a portion of any amount paid to the Participant hereunder computed using financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess of the amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.

(b)	If after a demand for recoupment of any amount under this Section 15 of this Plan, the Participant fails to return such amount to RAI, RAI (or RAI through the actions of any of Participating Company employing the Participant, if applicable) shall have the right to effect the recovery of the value of the award amount and the amount of its court costs, attorneys’ fees and other costs and expenses incurred in connection with enforcing this Section 15 of the Plan by (i) deducting (subject to applicable law and the terms and conditions of the Plan) from any amounts RAI (and if applicable, any Participating Company employing the Participant) owes to the Participant (including, but not limited to, wages or other compensation), (ii) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that otherwise would have been made in accordance with RAI’s or any Participating Company’s otherwise applicable compensation practices, or (iii) any combination of the foregoing. The right of recoupment set forth in the preceding sentence shall not be the exclusive remedy of RAI, and RAI may exercise each and every other remedy available to it under applicable law.”
II.
     Section (h) of the Definitions set forth in Exhibit A attached to the Plan is amended to read as follows:
“(h)	‘Committee’ shall mean the Compensation and Leadership Development Committee of the Board of Directors.”
     IN WITNESS WHEREOF, the Company has executed this Amendment No. 1 to the Plan on the day and year first written above.

Reynolds American Inc.
By:	/s/ Lisa J. Caldwell
Lisa J. Caldwell
Executive Vice President – Human Resources